Exhibit 23.7
CONSENT OF GREENWICH ASSOCIATES LLC
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-169234 and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of FXCM Inc. of any extracts or information from Greenwich Associates LLC, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.
Greenwich Associates LLC
/s/ Joe Herbert
Joe Herbert
Managing Director and Chief
Operating Officer
Greenwich Associates LLC
October 8, 2010